EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated June 28, 2006 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of CorVel Corporation on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of CorVel Corporation on Form S-8 (File No. 333-58455, effective July 2, 1998, File No. 333-16379, effective November 19, 1996, File No. 333-107428, effective July 29, 2003 and File No. 333-128739, effective September 30, 2005.
/s/ Grant Thornton LLP
Portland, Oregon
June 28, 2006